UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2020

Jason Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36051	46-2888322
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

833 East Michigan Street, Suite 900 Milwaukee, Wisconsin	53202
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (414) 277-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.
Due to the ongoing COVID-19 pandemic, Jason Industries Inc. (the “Company”) is hereby giving notice to avail itself of an extension to file its Quarterly Report on Form 10-Q for the period ended March 27, 2020 (the “Quarterly Report”). The Company is relying on the Securities and Exchange Commission’s Order under Section 36 of the Securities Exchange Act of 1934 Modifying Exemptions From the Reporting and Proxy Delivery Requirements for Public Companies dated March 25, 2020 (Release No. 34-88465) (the “Order”).

The Company’s operations and business have experienced significant disruptions due to the unprecedented conditions surrounding the ongoing COVID-19 pandemic together with the various measures that federal, state, and local jurisdictions have taken in response to the crisis. In response to these measures, the Company has implemented work-from-home arrangements for the Company’s headquarters and other offices globally. The work to adapt the Company’s operating practices to protect the safety of its employees, business partners and the community has been substantial and is ongoing and the Company is unable to predict when such measures will be lifted. In connection with the preparation of the Quarterly Report, the Company currently is experiencing disruptions in its normal processes and interactions with its accounting personnel and others involved in the preparation of the Quarterly Report. As a result of the foregoing, the Company’s Quarterly Report, which prior to the Order was due on May 11, 2020, is now expected to be filed on or prior to June 25, 2020.

Pursuant to the Order, set forth below is a Risk Factor disclosing the impact of COVID-19 on the Company’s business and operations:

The coronavirus (COVID-19) pandemic will have a negative impact on our business, financial condition, cash flows and results of operations.

The COVID-19 pandemic has resulted in national, state and local government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, border closings, restrictions on public gatherings, quarantining of people who may have been exposed to the virus, shelter-in-place restrictions, and limitations or shutdowns of business operations. These measures have impacted and may further impact our workforce and operations, the operations of our customers and distributors, and those of our vendors and suppliers. We have significant operations worldwide, including in the United States, Mexico and Germany, and each of these countries has been affected by the outbreak and taken measures to try to contain it, resulting in disruptions at some of our manufacturing facilities and support operations. There is considerable uncertainty regarding the impact, and expected duration, of such measures and potential future measures, and restrictions on our access to our facilities or on our support operations or workforce, or similar limitations for our vendors and suppliers. There is no certainty that measures taken by governmental authorities will be sufficient to mitigate the risks posed by the virus, and our ability to perform critical functions could be harmed.

The COVID-19 pandemic has significantly increased economic and demand uncertainty. The pandemic has caused an economic slowdown that is likely to continue, and it is possible that it could cause an extended global recession. A global recession would negatively impact our business, financial condition, cash flows and results of operations, and we could be required to recognize a non-cash impairment charge to operating earnings for goodwill, other intangible assets, or other long-lived assets.

The COVID-19 pandemic has weakened demand for our products, which has resulted in a decline in sales and customer orders, and it remains uncertain what impact this weakened demand will have on future sales and customer orders once conditions begin to improve. The pandemic could also continue to disrupt our supply chain.

In recent weeks, the spread of COVID-19 has led to disruption and volatility in the global capital markets, which may adversely affect our and our customers’ and suppliers’ liquidity, cost of capital and ability to access the capital markets. As a result, the continued spread of COVID-19 could adversely affect the ability of our customers to perform, including in making timely payments to us, which could further adversely impact our business, financial condition, cash flows and results of operations. There can be no assurance that the Company will be successful in accessing the capital markets to obtain financing for additional liquidity, if needed, on acceptable terms. The disruption and volatility in the global capital markets may restrict our ability to raise any such additional funds, at least in the near term, resulting in a negative impact on the Company’s liquidity.

The COVID-19 pandemic has had, and will continue to have, a negative impact on our business, financial condition, cash flows and results of operations, although the full extent is uncertain. As the pandemic continues to rapidly evolve, the extent of the impact on our business, financial condition, cash flows and results of operations will depend on future developments, including, but not limited to, the duration and spread of the pandemic (including any relapses), its severity, the actions to contain the virus and/or treat its impact, related restrictions on travel, the duration, timing and severity of the impact on customer spending (including any recession resulting from the pandemic), and how quickly and to what extent normal economic and operating conditions can resume, all of which are highly uncertain and cannot be predicted.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2020	Jason Industries, Inc.

	By:	/s/ Chad M. Paris
	Name:	Chad M. Paris
	Title:	Senior Vice President and Chief Financial Officer